Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of our report dated September 18, 2020 (which includes an explanatory paragraph relating to East Stone Acquisition Corp.’s ability to continue as a going concern), relating to the balance sheets of East Stone Acquisition Corp. as of June 30, 2020 and 2019, and the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended June 30, 2020 and for the period from August 9, 2018 (inception) through June 30, 2019, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 10, 2020